Exhibit 10.4

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT (this "Amendment") is entered into as of June 15, 2015, by and between CLPF – SLIC 8, L.P., a Delaware limited partnership ("Landlord"), and SELECT COMFORT CORPORATION, a Minnesota corporation ("Tenant").

RECITALS

A.    Landlord (as successor-in-interest to ProLogis North American Properties Fund I LLC and ProLogis Development Services Incorporated) and Tenant are parties to that certain Lease Agreement dated September 30, 1998 (the "Initial Lease"), as amended by that certain Extension Agreement dated January 9, 2009 (the "Extension Agreement"), and that certain First Amendment to Lease Agreement dated May 20, 2010 (the "First Amendment"). The Initial Lease, the Extension Agreement and the First Amendment are collectively referred to herein as the "Original Lease".

B.    Pursuant to the Original Lease, Landlord leases to Tenant, and Tenant leases from Landlord, certain space consisting of approximately 100,800 rentable square feet (the "Premises") in the building located at 675 North Wright Brothers Drive, Salt Lake City, Utah and commonly known as Salt Lake International Distribution Center #8 (the "Building"), as more particularly described in the Original Lease.

C.    Landlord and Tenant desire to further amend the Original Lease to, among other things, extend the term of the Original Lease, all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Defined Terms. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term "Lease" where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended hereby.

2.    Lease Term. The Lease Term is hereby extended for an additional period of five (5) years commencing on August 1, 2015 (the "Second Amendment Commencement Date") and expiring on July 31, 2020 (the "Second Amendment Expiration Date").

3.    Base Rent. Commencing on the Second Amendment Commencement Date and continuing through and including the Second Amendment Expiration Date, Tenant shall pay monthly Base Rent to Landlord with respect to the Premises in accordance with the following schedule (which monthly Base Rent shall be payable in accordance with the terms of the Original Lease and in addition to all other amounts due under the Lease, including, without limitation, Operating Expenses and the Monthly Amortized Landlord's Seismic Bracing Costs, as defined below):

Period:	Monthly Base Rent:
08/01/15 – 07/31/16	$35,280.00 per month
08/01/16 – 07/31/17	$36,338.40 per month
08/01/17 – 07/31/18	$37,428.55 per month
08/01/18 – 07/31/19	$38,551.41 per month
08/01/19 – 07/31/20	$39,707.95 per month

4.    Options to Renew. Landlord and Tenant acknowledge and agree that Tenant's only rights to extend or renew the Lease Term shall be as set forth in this Paragraph 4 and, accordingly, Addendum 2 to the First Amendment, Addendum 4 to the Initial Lease and any other previously granted renewal or extension options in the Original Lease are hereby deleted in their entirety and shall be of no further force or effect. Landlord hereby grants to Tenant two (2) consecutive options to extend the Lease Term (each, an "Option"), each for a period of five (5) years (each 5-year period, an "Option Term"), with the first Option Term commencing on the date immediately following the Second Amendment Expiration Date (if the first Option is exercised by Tenant). Each Option shall be subject to all of the following conditions and terms:

(a)    Tenant shall give to Landlord, and Landlord shall actually receive, on a date which is at least two hundred seventy (270) days and not more than three hundred sixty-five (365) days prior to the then scheduled expiration date of the Lease Term, a written notice of Tenant's exercise of the applicable Option (an "Option Notice"), time being of the essence. If an Option Notice is not timely so given and received, the Option, and any subsequent Option (if any), shall automatically expire.

(b)    Tenant shall have no right to exercise an Option, notwithstanding any provision hereof to the contrary, (i) during the time commencing from the date Landlord gives to Tenant a notice of monetary or material non-monetary default pursuant to this Lease and continuing until the noncompliance alleged in said notice of default is cured, (ii) if, during the twelve (12) month period of time immediately prior to the time that Tenant attempts to exercise the Option, Landlord has delivered to Tenant two (2) or more notices of monetary or material non-monetary default under the Lease, whether or not the defaults are cured, or Tenant has been late on three (3) or more occasions in the payment of a monetary obligation to Landlord, or (iii) Tenant has committed an Event of Default under the Lease.

(c)    The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Option because of the provisions of Paragraph 4(b) above.

(d)    At Landlord's sole election, all Option rights of Tenant under this Paragraph 4 shall terminate and be of no further force or effect, notwithstanding Tenant's due and timely exercise of an Option, if an Event of Default by Tenant occurs subsequent to the date of the exercise of the Option (provided, however, in no event shall the foregoing be interpreted to limit any rights or remedies of Landlord in connection with any such Event of Default).

(e)    The Options granted to Tenant under this Paragraph 4 are personal to the specific Tenant named in this Amendment or any affiliated entity to which the Lease has been assigned as permitted by Paragraph 17 of the Initial Lease (an "Affiliated Assignee") and may be exercised only by such named Tenant (or such Affiliated Assignee) while occupying the entire Premises who does so without the intent of thereafter assigning the Lease or subletting the Premises or any portion thereof, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the Tenant named in this Amendment (or such Affiliated Assignee). The Options herein granted to Tenant are not assignable separate and apart from the Lease, nor may the Options be separated from the Lease in any manner, either by reservation or otherwise.

(f)    All of the terms and conditions of the Lease except where specifically modified by this Paragraph 4 or as otherwise stated to be applicable only to earlier portions of the Lease Term shall apply during the Option Terms.

(g)    The monthly Base Rent payable during each Option Term shall be equal to the greater of (i) the then-current fair market value of the Premises, or (ii) the monthly Base Rent payable during the immediately preceding month of the Lease Term. The then current fair market value of the Premises shall be determined as of the beginning of each Option Term in accordance with the remainder of this subparagraph

(g). Promptly following receipt by Landlord of an Option Notice, Landlord and Tenant (and their respective real estate brokers, if any) shall negotiate and attempt to reach agreement on the Base Rent for the Option Term, which Base Rent shall be set in accordance with the criteria described above. If Landlord and Tenant are able to agree on the Base Rent for the Option Term, Landlord and Tenant shall immediately execute an amendment to the Lease confirming the extension of the Lease Term and stating the Base Rent for the Option Term. If the parties are unable to agree on the Base Rent for the Option Term within forty-five (45) days following Landlord's receipt of an Option Notice, then Tenant's exercise of the Option shall be deemed withdrawn and the Lease Term shall terminate as of the then-scheduled expiration date (and the Option, and any subsequent Options (if any), shall automatically expire and be of no further force or effect).

5.    Condition of Premises.

(a)    Subject to Paragraph 5(b) and Paragraph 6 below, Tenant shall continue to lease the Premises "as‑is," "with all faults," and "without any representations or warranties", except as expressly set forth herein. Tenant agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant's purposes, and Tenant hereby waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the suitability of same for Tenant's purposes. Tenant acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranty with respect to the Premises or with respect to its suitability for the conduct of Tenant's business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises in its decision to enter into this Amendment and to continue to let the Premises in its "as-is" condition.

(b)    Landlord shall, on a one-time basis only, using Building-standard materials, specifications, guidelines and procedures (except to the extent otherwise designated by Landlord), perform the following work (collectively, the "Second Amendment Work"): (i) install a dock locking system on all dock doors serving the Premises in substantial accordance with that certain bid dated March 22, 2013 prepared by Arbon Equipment Corporation, a copy of which, along with clarifying email correspondence from Tenant, is attached hereto as Exhibit A (the "Dock Lock Work"); and (ii) install certain seismic bracing upgrades in substantial accordance with that certain bid dated January 22, 2013 prepared by Delta Fire Systems, Inc., a copy of which is attached hereto as Exhibit B (the "Seismic Bracing Work"). The Second Amendment Work shall be performed at Landlord's expense, except that (A) Tenant shall be solely responsible for all costs and expenses incurred by Landlord in connection with the Dock Lock Work (including, without limitation, hard and soft construction costs and construction management and oversight fees) to the extent such costs and expenses exceed One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) in the aggregate, (B) Tenant shall be solely responsible for all costs and expenses incurred by Landlord in connection with the Seismic Bracing Work (including, without limitation, hard and soft construction costs and construction management and oversight fees) to the extent such costs and expenses exceed Thirty-Six Thousand Two Hundred Seventy and 00/100 Dollars ($36,270.00) in the aggregate, and (C) Tenant shall be responsible for reimbursing Landlord for all costs incurred by Landlord for the Seismic Bracing Work up to Thirty-Six Thousand Two Hundred Seventy and 00/100 Dollars ($36,270.00) in accordance with Paragraph 5(c) below (and Tenant shall pay any such amounts for which Tenant is responsible pursuant to items (A) or (B) above promptly upon demand, including, if requested by Landlord, prior to the commencement of the Second Amendment Work). In addition, Tenant shall be solely responsible for any increase in the cost of performing any of the Second Amendment Work resulting from any act or omission of Tenant or its agents, employees, contractors, subcontractors, licensees and invitees (and Tenant shall pay any such actual and reasonable amounts within ten (10) business days following Landlord's delivery of reasonable supporting documentation for such cost increases). Tenant shall not (and Tenant shall ensure that its agents do not)
interfere with the performance of the Second Amendment Work and shall cooperate with Landlord in connection with the performance of the Second Amendment Work, including, without limitation, by moving any equipment and other property which Landlord or its contractor may request be moved. Landlord shall be permitted to perform the Second Amendment Work during Tenant's occupancy of the Premises, during normal business hours (or any hours), without any obligation to pay overtime or other premiums. Tenant hereby agrees that the performance of the Second Amendment Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent payable pursuant to the Lease. Landlord shall have no responsibility for, or for any reason be liable to, Tenant for any direct or indirect injury to or interference with Tenant's business arising from the performance of the Second Amendment Work.

(c)    Notwithstanding anything to the contrary in this Amendment, Tenant agrees to reimburse Landlord for all costs and expenses incurred by Landlord in connection with the Seismic Bracing Work (including, without limitation, all hard and soft construction costs, permitting fees, and construction management and oversight fees) up to a maximum of Thirty-Six Thousand Two Hundred Seventy and 00/100 Dollars ($36,270.00) (collectively, the "Landlord's Seismic Bracing Costs") as follows: commencing on the Second Amendment Commencement Date, concurrently with its payments to Landlord of monthly Base Rent (but without regard to any credit or abatement of Base Rent), Tenant shall pay to Landlord an amount equal to the Monthly Amortized Landlord's Seismic Bracing Costs (as defined below). The term "Monthly Amortized Landlord's Seismic Bracing Costs" shall mean all of Landlord's Seismic Bracing Costs, amortized over the period from the Second Amendment Commencement Date (or such later date that any particular funds are expended) through and including the Second Amendment Expiration Date, on a monthly basis, with interest accruing on such Landlord's Seismic Bracing Costs at eight percent (8%) per annum. Tenant acknowledges and agrees that if any of Landlord's Seismic Bracing Costs are incurred after the Second Amendment Commencement Date, then the Monthly Amortized Landlord's Seismic Bracing Costs, and the remaining amortization schedule, shall be adjusted by Landlord to account for the same (such that Tenant will be responsible to reimburse Landlord for all of Landlord's Seismic Bracing Costs, regardless of the date incurred). Notwithstanding anything to the contrary herein, if the Lease shall be cancelled or terminated for any reason prior to the Second Amendment Expiration Date, one hundred percent (100%) of the unamortized Landlord's Seismic Bracing Costs shall become immediately due and payable by Tenant to Landlord; provided, however, in the event the Lease is terminated as a result of a casualty or condemnation event, Tenant's obligation to repay the unamortized Landlord's Seismic Bracing Costs shall be reduced to the extent that Landlord receives any excess insurance or condemnation proceeds over and above the amount necessary to compensate Landlord for one hundred percent (100%) of all losses, damages, and repair costs to the Building exclusive of the Seismic Bracing Work (i.e. no insurance or condemnation proceeds shall be attributable to the Seismic Bracing Work unless and until Landlord has been fully compensated for all other losses, damages and repairs to the Building relating to the applicable casualty or condemnation event). Tenant shall be solely responsible for immediately repaying any shortfall between such excess insurance or condemnation proceeds (if any) and the then unamortized Landlord's Seismic Bracing Costs. At Landlord's option, Tenant shall, within ten (10) days of written request from Landlord, execute an amendment to the Lease, on Landlord's form, or execute a letter agreement acknowledging the schedule of Tenant's obligation to repay Landlord's Seismic Bracing Costs (provided, however, that Tenant's obligation to repay Landlord's Seismic Bracing Costs shall not be effected in any way by any failure of Landlord to request, or Tenant to execute, any such amendment).

6.    Maintenance, Repair and Replacement of Roof. In addition to the Second Amendment Work, from and after the date of this Amendment, Landlord agrees to perform certain repairs, maintenance and replacements with respect to the roof of the Building (the "Roof Work") in substantial accordance with the recommendations and schedule set forth in that certain Roof Evaluation Report dated May 19, 2014 prepared by CyberCon Consulting, Inc. (the "Roof Report"), a copy of which is attached hereto as Exhibit C. Without limiting the foregoing, per the recommendation set forth in the Roof Report, Landlord agrees that a new single-ply roof membrane will be installed over the Building's existing roof no later than December 31, 2019 (subject to delays resulting from events of Force Majeure or any acts or omissions of Tenant or its agents, employees, contractors, subcontractors, licensees or invitees). Landlord shall cause all of the Roof Work to be performed in a good, workmanlike and professional manner by licensed and reputable roofing contractor(s) selected by Landlord. Notwithstanding anything to the contrary contained in the Original Lease, Tenant agrees that all costs and expenses incurred by Landlord in connection with the Roof Work shall be included as an element of Operating Expenses payable by Tenant under the Lease; provided, however, the cost of any repairs or replacements performed as part of the Roof Work which are classified as capital improvements under generally accepted accounting principles (consistently applied in Landlord's good faith, commercially reasonable discretion) shall be amortized with interest at the Amortization Rate (as defined below) over the useful life of the improvement (which useful life with respect to a roof replacement shall not be less than fifteen (15) years) and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year. The term "Amortization Rate" shall mean an annual interest rate equal to the prime rate as then published in the Wall Street Journal (or, if the Wall Street Journal no longer exists, then as an average of the prime rate as announced by the largest three commercial banks in the United States) plus four percent (4%). Notwithstanding the foregoing or anything to the contrary in the Original Lease, Tenant shall be solely responsible for any costs or expenses of maintaining, repairing or replacing the roof of the Building that result from the misuse, negligence or willful misconduct of Tenant or its agents, employees, contractors, subcontractors, licensees or invitees, or any work, improvements or alterations performed by or on behalf of any such Tenant parties. Tenant shall not (and Tenant shall ensure that its agents do not) unreasonably interfere with the performance of the Roof Work and shall reasonably cooperate with Landlord in connection with the performance of the Roof Work, including, without limitation, by moving any equipment and other property which Landlord or its contractor may reasonably request be moved. Landlord shall be permitted to perform the Roof Work during Tenant's occupancy of the Premises, during normal business hours (or any hours), without any obligation to pay overtime or other premiums. Notwithstanding the foregoing, Landlord and its roofing contractor(s) shall reasonably cooperate with Tenant in the performance and scheduling of the Roof Work, including, without limitation, by (i) providing Tenant with as much advance written notice of any planned Roof Work as is practical under the circumstances, which advance notice shall, except in the case of an emergency (where no notice shall be required), not be less than thirty (30) days with respect to any roof replacement or other major repairs, and (ii) using commercially reasonable efforts to minimize interference with Tenant’s business operations at the Premises; provided, however, in no event shall Landlord be required to incur overtime or afterhours charges, modify its construction schedule, or otherwise incur increased costs or expenses in connection therewith. Landlord agrees that no roof replacement work shall be commenced by Landlord during the months of August through September or January through February. Tenant hereby agrees that the performance of the Roof Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent payable pursuant to the Lease. Landlord shall have no responsibility for, or for any reason be liable to, Tenant for any direct or indirect injury to or interference with Tenant's business arising from the performance of the Roof Work.

7.    Attorneys' Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys' fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys' fees incurred to enforce a judgment shall be severable from all other provisions of this Amendment, shall survive any judgment, and shall not be deemed merged into the judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under the Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended, including without limitation, reasonable legal fees, experts' fees and expenses, court costs and consulting fees.

8.    Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Amendment other than CBRE, Inc. (Landlord's broker) ("Broker"). If Landlord or
Tenant has dealt with any broker or person with respect to this Amendment other than the Broker, such party shall be solely responsible for the payment of any fees due said person or firm and such party shall protect, indemnify, hold harmless and defend the other party from any liability in respect thereto.

9.    Estoppel. Tenant warrants, represents and certifies to Landlord that, to Tenant's actual knowledge, as of the date of this Amendment: (a) Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due. Landlord acknowledges and agrees that the foregoing shall not limit Tenant's rights with respect to any reconciliations of Operating Expenses that have not been performed as of the date of this Amendment and Tenant retains all rights to any credit or refund for overpayments, if any, made by Tenant.

10.    Authority. Tenant represents and warrants that it has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

11.    Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby.

12.    Facsimile/PDF; Counterparts. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or email in PDF format as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed by Landlord and Tenant as of the date first set forth above.

LANDLORD:

CLPF – SLIC 8, L.P.,
a Delaware limited partnership

By: CLPF – SLIC 8 GP, LLC,
   its general partner

By: Clarion Lion Properties Fund Holdings, L.P., its sole member

By: CLPF-Holdings, LLC,
   its general partner

By: Clarion Lion Properties Fund Holdings REIT, LLC, its sole member

By: Clarion Lion Properties Fund, LP,
   its managing member

By: Clarion Partners LPF GP, LLC,
   its general partner

By: Clarion Partners, LLC,
   its sole member

   By:   /s/ Stacey Magee
   Name: Stacey Magee
   Its: Authorized Signatory

TENANT: SELECT COMFORT CORPORATION, a Minnesota corporation By: /s/ Chris White Name: Chris White Its: Vice President